Exhibit 4.3

1st Pacific Bancorp

2007 OMNIBUS STOCK INCENTIVE PLAN

Effective as of April 5, 2007

Prepared by:

LUCE, FORWARD, HAMILTON & SCRIPPS LLP

600 West Broadway, Suite 2600

San Diego, California  92101

(619) 236-1414

2.40	“Share	8
2.41	“Stock Appreciation Right” or “SAR	8
2.42	“Substitute Awards”	8
2.43	“Unrestricted Stock	8

ARTICLE 3 PLAN ADMINISTRATION		9
3.1	Procedure.	9
3.2	Powers of the Administrator	9
3.3	Effect of Administrator’s Decision	11

ARTICLE 4 STOCK SUBJECT TO THE PLAN		11
4.1	Stock Subject to the Plan	11
4.2	Lapsed Awards	11
4.3	Adjustments for Changes in Capitalization and Similar Events	11
4.4	Substitute Awards	12

ARTICLE 5 ELIGIBILITY		13

ARTICLE 6 STOCK OPTIONS		13
6.1	Option Grant	13
6.2	Exercise Price	14
6.3	Waiting Period and Exercise Dates	14
6.4	Exercise of Option.	14
6.5	Form of Consideration	15

ARTICLE 7 RESTRICTED STOCK		16
7.1	Grant of Restricted Stock	16
7.2	Restricted Stock Agreement	16
7.3	Transferability	16
7.4	Other Restrictions	16
7.5	Removal of Restrictions	16
7.6	Voting Rights	17
7.7	Dividends and Other Distributions	17
7.8	Return of Restricted Stock to Company	17

ARTICLE 8 UNRESTRICTED STOCK		17

ARTICLE 9 STOCK APPRECIATION RIGHTS		17
9.1	Grant of SARs	17
9.2	Number of Shares	17
9.3	Exercise Price and Other Terms	17
9.4	SAR Agreement	17
9.5	Expiration of SARs	17
9.6	Payment of SAR Amount	18
9.7	Buyout Provisions	18

ARTICLE 10 PERFORMANCE UNITS AND PERFORMANCE SHARES		18
10.1	Grant of Performance Units/Shares	18
10.2	Value of Performance Units/Shares	18
10.3	Performance Objectives and Other Terms	18
10.4	Earning of Performance Units/Shares	18
10.5	Form and Timing for Payment of Performance Units/Shares	18
10.6	Cancellation of Performance Units/Shares	19

ARTICLE 11 RESTRICTED STOCK UNITS		19

ARTICLE 12 OTHER STOCK BASED AWARDS		19

ARTICLE 13 DISSOLUTION OR LIQUIDATION; OR CHANGE IN CONTROL		19
13.1	Dissolution or Liquidation	19
13.2	Change in Control.	19

ARTICLE 14 MISCELLANEOUS PROVISIONS		21
14.1	No Uniform Rights to Awards	21
14.2	Share Certificates	21
14.3	No Rights as a Service Provider	21
14.4	No Rights as Shareholder	21
14.5	No Trust or Fund Created	21
14.6	No Fractional Shares	22
14.7	Requirement of Consent and Notification of Election Under Code § 83(b) or Similar Provision	22
14.8	Requirement of Notification Upon Disqualifying Disposition Under Code § 421(b)	22
14.9	Leaves of Absence	22
14.10	Notices	22
14.11	Non-Transferability of Awards	22
14.12	Date of Grant	23
14.13	Amendment and Termination of Plan.	23
14.14	Conditions Upon Issuance of Shares.	23
14.15	Severability	23
14.16	Inability to Obtain Authority	24
14.17	Shareholder Approval	24
14.18	Governing Law	24

1st Pacific Bancorp
2007 OMNIBUS STOCK INCENTIVE PLAN

ARTICLE 1
PURPOSE OF THE PLAN

The purpose of this 1st Pacific Bancorp 2007 Omnibus Stock Incentive Plan is to promote the interests of 1st Pacific Bancorp and its shareholders by: (i) attracting and retaining exceptional Directors, Employees and Consultants (including prospective Directors, Employees and Consultants) of the Company, and (ii) enabling such individuals to participate in the long-term growth and financial success of the Company.

Accordingly, the Plan provides for the granting of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Unrestricted Stock Awards, Restricted Stock Units, Stock Appreciation Rights, Performance Unit Awards, Performance Share Awards, and Other Stock Based Awards.

ARTICLE 2
DEFINITIONS

2.1           “Administrator” means the Board, the Committee, or any Officer or Employee of the Company to whom the Board or the Committee has delegated authority to administer the Plan.

2.2           “Affiliate” means a “parent” or “subsidiary” corporation as defined in Code §§ 424(e) and (f), or a corporation that the Board has designated as participating in the Plan.

2.3           “Applicable Laws” means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. federal and state laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

2.4           “Award” means, individually or collectively, a grant under the Plan of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Unrestricted Stock Awards, Restricted Stock Units, Stock Appreciation Rights, Performance Unit Awards, Performance Share Awards or Other Stock Based Awards.

2.5           “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

2.6           “Awarded Stock” means the Common Stock subject to an Award.

2.7           “Beneficially Owned” and “Beneficial Ownership” have the meanings set forth in Rule 13d-3 of the Exchange Act, provided that the exercise of voting rights by a nominee or proxy holder of the Board in connection with a meeting or proposed action by shareholders of the Company shall not be deemed to constitute such ownership and any ownership or voting power of the trustee under an employee benefit plan of the Company shall not be deemed to constitute such ownership.

2.8           “Board” means the Board of Directors of the Company.

2.9           “Change in Control” means, unless otherwise defined under Code § 409A and reflected in the Award Agreement, the occurrence of any of the following events:

(a)           The shareholders of the Company approve a merger or consolidation of the Company with any other entity such that after the transaction more than 50% of the outstanding “Voting Securities” (defined as securities the holders of which are entitled to vote for the election of Directors) of the surviving entity would be Beneficially Owned by “Persons” (as such term is used in §§ 13(d) and 14(d) of the Exchange Act) who did not Beneficially Own “Voting Securities” of the Company prior to the transaction;

(b)           Directors who were members of the Board immediately prior to a meeting of the shareholders of the Company, which meeting involves a contest for the election of at least one directorship, do not constitute at least a majority of the Directors following such meeting or election;

(c)           An acquisition, directly or indirectly, of more than 50% of the outstanding shares of any class of “Voting Securities” of the Company by any “Person;”

(d)           The shareholders of the Company approve a sale of all or substantially all of the assets of the Company; OR

(e)           There is a change, during any period of two consecutive years or less, of a majority of the Board as constituted as of the beginning of such period, unless the election of each Director who is not a Director at the beginning of such period was approved by a vote of at least two-thirds of the Directors then in office who were Directors at the beginning of the period.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred in the event the Company forms a holding company as a result of which the holders of the Company’s “Voting Securities” immediately prior to the transaction, hold, in approximately the same relative proportions as they held prior to the transaction, substantially all of the “Voting Securities” of a holding company owning all of the Company’s “Voting Securities” after the completion of the transaction.

2.10         “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.  Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

2.11         “Committee” means a committee of Directors or other individuals satisfying Applicable Laws and appointed by the Board in accordance with Article 3 of the Plan.  If the

Committee is comprised of two Directors, both Directors shall be “non-employee directors” as that term is defined in Rule 16b-3.

2.12         “Common Stock” means the Common Stock of the Company, or in the case of Awards not based on Shares, the cash equivalent thereof.

2.13         “Company” means 1st Pacific Bancorp, a California corporation.

2.14         “Consultant” means any person, including an advisor, engaged by the Company or an Affiliate to render services to such entity.

2.15         “Director” means a member of the Board.

2.16         “Disability” means, unless otherwise defined under Code § 409A and reflected in the Award Agreement, total and permanent disability as defined in Code § 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

2.17         “Effective Date” means as of April 5, 2007, provided that the Plan is approved by the shareholders of the Company on or within 12 months of such date.

2.18         “Employee” means any person, including Officers and Directors, employed by the Company or an Affiliate.  Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.19         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.20         “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and/or different terms), Awards of a different type, and/or cash; or (ii) the exercise price of an outstanding Award is reduced.  The terms and conditions of any Exchange Program will be determined by the Administrator in its sole discretion.

2.21         “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(a)           If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ Global Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)           If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)           In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

Notwithstanding the preceding, for federal, state, and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.22         “Fiscal Year” means the fiscal year of the Company.

2.23         “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Code § 422 and the Treasury regulations promulgated thereunder.

2.24         “Non-Qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.25         “Officer” means a person who is an officer of the Company within the meaning of § 16 of the Exchange Act and the rules and regulations promulgated thereunder.

2.26         “Option” means an Incentive Stock Option or a Non-Qualified Stock Option or both, as the context requires.

2.27         “Other Stock Based Awards” means any other awards not specifically described in the Plan that are valued in whole or in part by reference to, or are otherwise based on, Shares and are created by the Administrator pursuant to Article 12.

2.28         “Outside Director” means a Director who either: (i) is not a current Employee of the Company or an “affiliated corporation” (within the meaning of the Treasury regulations promulgated under Code § 162(m)), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified retirement plan), was not an officer of the Company or an “affiliated corporation” at any time, and is not currently receiving direct or indirect remuneration (within the meaning of the Treasury regulations promulgated under Code § 162(m)) from the Company or an “affiliated corporation” for services in any capacity other than as a Director; or (ii) is otherwise considered an “outside director” for purposes of Code § 162(m).

2.29         “Participant” means the holder of an outstanding Award granted under the Plan.

2.30         “Performance Period” shall have the meaning set forth in Section 10.3 of the Plan.

2.31         “Performance Share” means, pursuant to Article 10, an Award granted to a Service Provider under which, upon the satisfaction of predetermined individual or Company performance goals and/or objectives, shares of Common Stock shall be paid to the Participant.

2.32         “Performance Unit” means, pursuant to Article 10, an Award granted to a Service Provider under which, upon the satisfaction of predetermined individual or Company performance goals and/or objectives, a cash payment shall be paid to the Participant based on the number of “units” awarded to the Participant.  For this purpose, the term “unit” means bookkeeping units, each of which represents such monetary amount as shall be designated by the Administrator in each Award Agreement.

2.33         “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions.  Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

2.34         “Plan” means this 1st Pacific Bancorp 2007 Omnibus Stock Incentive Plan, as amended from time to time.

2.35         “Restricted Stock” means shares of Common Stock issued pursuant to a Restricted Stock Award under the Plan or issued pursuant to the early exercise of an Option.

2.36         “Restricted Stock Unit” means an Award that the Administrator permits to be paid in installments or on a deferred basis, and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property in accordance with the terms of the applicable Award Agreement.

2.37         “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

2.38         “Section 16(b)” means Section 16(b) of the Exchange Act.

2.39         “Service Provider” means an Employee, Director or Consultant.

2.40         “Share” means a share of the Common Stock, as adjusted in accordance with Section 4.3 and Article 13 of the Plan.

2.41         “Stock Appreciation Right” or “SAR” means an Award that is designated as a SAR, and represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property equal in value to the excess, if any, of the Fair Market Value per Share over the exercise price per Share of the SAR, subject to the terms of the applicable Award Agreement.

2.42         “Substitute Awards” shall have the meaning set forth in Section 4.4 of the Plan.

2.43         “Unrestricted Stock” means as defined in Article 8 of the Plan.

ARTICLE 3
PLAN ADMINISTRATION

3.1           Procedure.

(a)           Board’s Delegation.  The Board may delegate administration of the Plan to a Committee or Committees.  If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of this Plan, as may be adopted from time to time by the Board.  The Board may abolish any Committee at any time and revest in the Board the administration of the Plan.  Different Committees may administer the Plan with respect to different groups of Service Providers.

(b)           Code § 162(m).  To the extent that the Administrator determines it to be desirable and necessary to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Code § 162(m), the Plan will be administered by a Committee of two or more Outside Directors.

(c)           Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(d)           Other Administration.  Other than as provided above, the Plan will be administered by: (i) the Board, or (ii) a Committee, which committee will be constituted to satisfy Applicable Laws.

(e)           Delegation of Authority for Day-to-Day Administration.  Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan.  Such delegation may be revoked at any time.

3.2           Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(a)           To determine the Fair Market Value.

(b)           To select the Service Providers to whom Awards may be granted hereunder.

(c)           To determine the number of Shares to be covered by each Award granted hereunder.

(d)           To approve forms of agreement for use under the Plan.

(e)           To determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder.  Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine in its sole discretion.

(f)            To reduce the exercise price of any Award to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Award shall have declined since the date the Award was granted.

(g)           To institute an Exchange Program.

(h)           To construe and interpret the terms of the Plan and Awards granted pursuant to the Plan, and to establish, amend and revoke rules and regulations for its administration.

(i)            To prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable foreign tax laws.

(j)            To modify or amend each Award (subject to Section 14.13(c) of the Plan), including the discretionary authority to extend the post-termination exercise period of Awards longer than is otherwise provided for in the Plan.

(k)           To allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award that number of Shares or cash having a Fair Market Value equal to the minimum amount required to be withheld.  The Fair Market Value of any Shares to be withheld will be determined on the date that the amount of tax to be withheld is to be determined.  All elections by a Participant to have Shares or cash withheld for this purpose will be made in such form and under such conditions as the Administrator may deem necessary or advisable.

(l)            To authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator.

(m)          To allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award.

(n)           To determine whether Awards will be settled in Shares, cash or in any combination thereof.

(o)           To create Other Stock Based Awards for issuance under the Plan.

(p)           To establish a program whereby Service Providers designated by the Administrator can reduce compensation otherwise payable in cash in exchange for Awards under the Plan.

(q)           To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (i) restrictions under an insider trading policy, and (ii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.  AND

(r)            To make all other determinations deemed necessary or advisable for administering the Plan.

3.3           Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

ARTICLE 4
STOCK SUBJECT TO THE PLAN

4.1           Stock Subject to the Plan.  Subject to the provisions of this Article 4 and Article 13 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 400,000, of which the maximum number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be 100,000.  The Shares may be authorized and unissued, or reacquired Common Stock.  Shares shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is paid in cash.  Upon payment in Shares pursuant to the exercise of an Award, the number of Shares available for issuance under the Plan shall be reduced only by the number of Shares actually issued in such payment.  If a Participant pays the exercise price (or purchase price, if applicable) of an Award through the tender of Shares, or if Shares are tendered or withheld to satisfy any withholding obligations of the Company, the number of Shares so tendered or withheld shall again be available for issuance pursuant to future Awards under the Plan.

4.2           Lapsed Awards.  If any outstanding Award expires or is terminated or canceled without having been exercised or settled in full, or if Shares acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company, the Shares allocable to the terminated portion of such Award or such forfeited or repurchased Shares shall again be available for grant under the Plan.

4.3           Adjustments for Changes in Capitalization and Similar Events.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares, then the Administrator shall:

(a)           appropriately adjust any or all of (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (1) the aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan, as provided in Section 4.1 of the Plan, and (2) the maximum number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted to any Participant in any fiscal year of the Company, and (ii) the terms of any outstanding Award, including (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate, and (2) the exercise price with respect to any Award; OR

(b)           if appropriate, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award, including, in the case of an outstanding Option or Stock Appreciation Right (SAR), a cash payment to the holder of such Option or SAR in consideration for the cancellation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Administrator) of the Shares subject to such Option or SAR over the aggregate exercise price of such Option or SAR (it being understood that, in such event, any Option or SAR having a per Share exercise price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR may be cancelled and terminated without any payment or consideration therefor).

Any such adjustment made by the Administrator shall be final, binding and conclusive.  Any Shares issuable as a result of any such adjustment shall be rounded to the next lower whole Share; no fractional Shares shall be issued.  At no time shall the conversion of any convertible securities of the Company be treated as a “transaction not involving the receipt of consideration by the Company.”

4.4           Substitute Awards.  Awards may, in the discretion of the Administrator, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company and any Affiliate or a company acquired by the Company or with which the Company combines (“Substitute Awards”).  The number of Shares underlying any Substitute Awards shall be counted against the aggregate number of Shares available for Awards under the Plan; provided, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding awards previously granted by an entity that is acquired by the Company or its Affiliate through a merger or acquisition shall not be counted against the aggregate number of Shares available for Awards under the Plan; provided further, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding stock options intended to qualify for special tax treatment under Code §§ 421 and 422 that were previously granted by an entity that is acquired by the Company or an Affiliate through a merger or acquisition shall be counted against the aggregate number of Shares available for Incentive Stock Options under the Plan.

ARTICLE 5
ELIGIBILITY

Any Director, Employee or Consultant (including any prospective Director, Employee or Consultant) of the Company and any Affiliate shall be eligible to be designated a Participant in the Plan for purposes of receiving Awards.  However, Incentive Stock Options may be granted only to Employees.

ARTICLE 6
STOCK OPTIONS

6.1           Option Grant.  Subject to the provisions of the Plan, the Administrator shall have sole and plenary authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, whether the Option will be an Incentive Stock Option or a Non-Qualified Stock Option and the conditions and limitations applicable to the vesting and exercise of the Option.  In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Code § 422 and any regulations related thereto, as may be amended from time to time.  All Options granted under the Plan shall be Non-Qualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option.  If an Option is intended to be an Incentive Stock Option, and if for any reason such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option (or portion thereof) shall be regarded as a Non-Qualified Stock Option appropriately granted under the Plan, provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Non-Qualified Stock Options.

(a)           Term of Option.  The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be 10 years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate, the term of the Incentive Stock Option will be five years from the date of grant or such shorter term as may be provided in the Award Agreement.

(b)           $100,000 Limitation for Incentive Stock Options.  Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option.  However, notwithstanding such designation, to the extent the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Affiliate) exceeds $100,000, such Options will be treated as Non-Qualified Stock Options.  For purposes of this Section 6.1(b), Incentive Stock Options will be taken into account in the order in which they were granted.  The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

6.2           Exercise Price.  Except as otherwise established by the Administrator at the time an Option is granted and set forth in the applicable Award Agreement, the exercise price of each Share covered by an Option shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the Option is granted); provided, however, that in the case of an Incentive Stock Option granted to an Employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company and any Affiliate, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of the grant.  Options are intended to qualify as “qualified performance-based compensation” under Code § 162(m).

Notwithstanding the foregoing, Options may be granted with an exercise price of less than 100% of the Fair Market Value per Share on the date of grant if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Code § 424(a) (involving a corporate reorganization).

6.3           Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

6.4           Exercise of Option.

(a)           Procedure for Exercise; Rights as a Shareholder.  Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.  An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised.  Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan.  Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Awarded Stock, notwithstanding the exercise of the Option.  The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Articles 4 and 13 of the Plan or the applicable Award Agreement.

Exercising an Option in any manner will decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.

(b)           Termination of Relationship as Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three months following the Participant’s termination.

(c)           Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 12 months following the Participant’s termination.

(d)           Death of Participant.  If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator.  If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 12 months following Participant’s death.

(e)           Buyout Provisions.  The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

(f)            Reversion to Plan.  Unless otherwise provided by the Administrator, if on the date of termination, Disability or death as provided in Sections 6.4(b), (c), and (d) of the Plan, Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan following the Participant’s termination, Disability or death.  As to the vested portion, if the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

6.5           Form of Consideration.  The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant.  To the extent permitted by Applicable Laws, consideration may consist entirely of:

(a)           cash;

(b)           check;

(c)           promissory note;

(d)           other Shares which meet the conditions established by the Administrator to avoid adverse accounting consequences (as determined by the Administrator);

(e)           consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(f)            a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement;

(g)           any combination of the foregoing methods of payment; or

(h)           such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

ARTICLE 7
RESTRICTED STOCK

7.1           Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

7.2           Restricted Stock Agreement.  Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator will determine in its sole discretion.  Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3           Transferability.  Except as provided in this Article 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.4           Other Restrictions.  The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

7.5           Removal of Restrictions.  Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction.  The

Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

7.6           Voting Rights.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

7.7           Dividends and Other Distributions.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement.  If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

7.8           Return of Restricted Stock to Company.  In accordance with the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

ARTICLE 8
UNRESTRICTED STOCK

Pursuant to the terms of the applicable Award Agreement, a Service Provider may be awarded (or sold at a discount) shares of Common Stock that are not subject to a Period of Restriction, in consideration for past services rendered thereby to the Company and any Affiliate or for other valid consideration.

ARTICLE 9
STOCK APPRECIATION RIGHTS

9.1           Grant of SARs.  Subject to the terms and conditions of the Plan, SARs may be granted to Service Providers at any time and from time to time as may be determined by the Administrator, in its sole discretion.

9.2           Number of Shares.  The Administrator will have sole discretion to determine the number of SARs granted to any Service Provider.

9.3           Exercise Price and Other Terms.  The Administrator, subject to the provisions of the Plan, will have sole discretion to determine the terms and conditions of SARs granted under the Plan.

9.4           SAR Agreement.  Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

9.5           Expiration of SARs.  A SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and as set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Sections 6.4(b), (c) and (d) will also apply to SARs.

9.6           Payment of SAR Amount.  Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying: (i) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times (ii) the number of Shares with respect to which the SAR is exercised.  At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, other securities, other Awards, other property or a combination of any of the foregoing.

9.7           Buyout Provisions.  The Administrator may at any time offer to buy out for a payment in cash or Shares a SAR previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

ARTICLE 10
PERFORMANCE UNITS AND PERFORMANCE SHARES

10.1         Grant of Performance Units/Shares.  Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion.  The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

10.2         Value of Performance Units/Shares.  Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant.  Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

10.3         Performance Objectives and Other Terms.  The Administrator will set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers.  The time period during which the performance objectives must be met will be called the “Performance Period.”  Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.  The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

10.4         Earning of Performance Units/Shares.  After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved.  After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit/Share.

10.5         Form and Timing for Payment of Performance Units/Shares.  Payment of earned Performance Units/Shares will be made after the expiration of the applicable Performance

Period at the time determined by the Administrator.  The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

10.6         Cancellation of Performance Units/Shares.  In accordance with the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

ARTICLE 11
RESTRICTED STOCK UNITS

Restricted Stock Units are Awards consisting of Restricted Stock, Performance Shares and/or Performance Units that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator and in conformance with Code § 409A.

ARTICLE 12
OTHER STOCK BASED AWARDS

Other Stock Based Awards may be granted either alone, in addition to, or in tandem with, other Awards granted under the Plan and/or cash awards made outside of the Plan. The Administrator shall have authority to determine the Service Providers to whom and the time or times at which Other Stock Based Awards shall be made, the amount of such Other Stock Based Awards, and all other conditions of the Other Stock Based Awards including any dividend and/or voting rights.

ARTICLE 13
DISSOLUTION OR LIQUIDATION;
OR CHANGE IN CONTROL

13.1         Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award, to the extent applicable, until 10 days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised or vested, an Award will terminate immediately prior to the consummation of such proposed action.

13.2         Change in Control.

(a)           Options and SARs.  In the event of a Change in Control, all outstanding Options and SARS shall immediately become one hundred percent (100%) vested and shall remain exercisable in accordance with their terms and subject to the terms of this Plan, provided that in the event that a Change in Control of the type specified in Section 2.9(a) occurs, should the surviving entity not assume any of the Options or SARs, the Administrator shall notify all Participants that their outstanding Options and SARS (including both those the surviving entity has agreed to assume and those it has not agreed to assume) shall be fully exercisable for a period of three (3) months (or such other period of time not exceeding six (6) months as is determined by the Administrator at the time of grant) from the date of such notice, and any unexercised Options or SARS shall terminate upon the expiration of such period.

(b)           Restricted Stock, Unrestricted Stock, and Performance Shares.  In the event of a Change in Control, each outstanding Award of Restricted Stock, Unrestricted Stock, and Performance Shares shall become one hundred percent (100%) vested regardless of the otherwise applicable terms of vesting.

(c)           Performance Units, Other Stock Based Awards and Restricted Stock Units.  In the event of a Change in Control, each outstanding Award of Performance Units, Other Stock Based Awards and Restricted Stock Units shall be assumed by, or an equivalent award of Performance Units, Other Stock Based Awards and Restricted Stock Units substituted by, the surviving entity or an Affiliate thereof, except to the extent the surviving entity refuses.  With respect to such Awards granted to an Outside Director that are assumed or substituted for, if immediately prior to or after the Change in Control the Participant’s status as a Director or a director of the surviving entity, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the Participant shall fully vest in such Awards, including Shares as to which the Awards would not otherwise be vested.  Unless determined otherwise by the Administrator, in the event that the surviving entity refuses to assume or substitute for the Award of Performance Units, Other Stock Based Awards or Restricted Stock Units, then the Participant shall fully vest in such Award including as to Shares which would not otherwise be vested.  For the purposes of this paragraph, an Award of Performance Units, Other Stock Based Awards or Restricted Stock Units shall be considered assumed if following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the surviving entity or its Affiliate, the Administrator may, with the consent of the surviving entity, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely common stock of the surviving entity or its Affiliate equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.  Notwithstanding anything herein to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the surviving entity’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.  Notwithstanding anything in this subsection (c) to the contrary, an Award may by its terms accelerate or have other or additional provisions inconsistent with this subsection (c) that are applicable in the event of a Change in Control, which shall govern such Award and override the provisions of this subsection (c) to the extent of any inconsistency.

ARTICLE 14
MISCELLANEOUS PROVISIONS

14.1         No Uniform Rights to Awards.  The Company has no obligation to uniformly treat Participants or holders or beneficiaries of Awards.  The terms and conditions of Awards and the Administrator’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

14.2         Share Certificates.  All certificates for Shares or other securities of the Company or Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the SEC, the NYSE or any other stock exchange or quotation system upon which such Shares or other securities are then listed or reported and any applicable Federal or state laws, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

14.3         No Rights as a Service Provider.  Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing his or her relationship as a Service Provider, nor shall they interfere in any way with the right of the Participant or the right of the Company or its Affiliate to terminate such relationship at any time, with or without cause.

14.4         No Rights as Shareholder.  No Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares.  In connection with each grant of Restricted Stock, except as provided in the applicable Award Agreement, the Participant shall not be entitled to the rights of a shareholder in respect of such Restricted Shares.  Except as otherwise provided in Section 4.3 or the applicable Award Agreement, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.

14.5         No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or Affiliate, on one hand, and a Participant or any other person, on the other.  To the extent that any person acquires a right to receive payments from the Company or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or Affiliate.

14.6         No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated or otherwise eliminated.

14.7         Requirement of Consent and Notification of Election Under Code § 83(b) or Similar Provision.  No election under Code § 83(b) (to include in gross income in the year of transfer the amounts specified in Code § 83(b)) or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Administrator in writing prior to the making of such election.  If an Award recipient, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted under the terms of the applicable Award Agreement or by such Administrator action to make such an election and the Participant makes the election, the Participant shall notify the Administrator of such election within 10 days of filing notice of the election with the IRS or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code § 83(b) or other applicable provision.

14.8         Requirement of Notification Upon Disqualifying Disposition Under Code § 421(b).  If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code § 421(b) (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Company of such disposition within 10 days of such disposition.

14.9         Leaves of Absence.  Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence and will resume on the date the Participant returns to work on a regular schedule as determined by the Company; provided, however, that no vesting credit will be awarded for the time vesting has been suspended during such leave of absence.  A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company or its Affiliate.  For purposes of Incentive Stock Options, no such leave may exceed 3 months, unless reemployment upon expiration of such leave is guaranteed by statute or contract.  If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then 6 months from the first day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Non-Qualified Stock Option.

14.10       Notices.  Any written notice to the Company required by any provisions of the Plan shall be addressed to the Secretary of the Company at the principal place of business of the Company and shall be effective when received.

14.11       Non-Transferability of Awards.  Other than pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act) and unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution, and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14.12       Date of Grant.  The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

14.13       Amendment and Termination of Plan.

(a)           Amendment and Termination.  The Board may at any time amend, alter, suspend or terminate the Plan.  Unless sooner terminated, this Plan shall terminate on April 5, 2017, the date that is 10 years from the date the Plan was originally adopted by the Board or approved by the shareholders of the Company, whichever was earlier.

(b)           Shareholder Approval.  The Company will obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)           Effect of Amendment or Termination.  Subject to Section 14.15 of the Plan, no amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed upon between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

14.14       Conditions Upon Issuance of Shares.

(a)           Legal Compliance.  Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)           Investment Representations.  As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

14.15       Severability.  Notwithstanding any contrary provision of the Plan or an Award to the contrary, if any one or more of the provisions (or any part thereof) of this Plan or the Awards shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan or Award, as applicable, shall not in any way be affected or impaired thereby.

14.16       Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

14.17       Shareholder Approval.  The Plan will be subject to approval by the shareholders of the Company within 12 months after the date the Plan is adopted by the Board.  Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws, and is effective as of the Effective Date.

14.18       Governing Law.  The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of California, without giving effect to the conflict of laws provisions thereof.

Adopted by the Board of Directors: April 5, 2007

Approved by the Shareholders:                                      , 2007